Exhibit 99.1

Solera Holdings, Inc. Announces Conditional Notice of Redemption of Audatex’s Outstanding 6.75% Senior Notes due 2018

WESTLAKE, Texas; October 17, 2013/PRNewswire/ — Solera Holdings, Inc. (“Solera” or the “Company”) (NYSE: SLH) announced today that its indirect wholly-owned subsidiary, Audatex North America, Inc. (“Audatex”), has given the required notice under the governing indenture to redeem for cash all of its outstanding $850,000,000 of 6.75% Senior Notes due 2018 (the “2018 Notes”) on or about November 18, 2013, subject to the satisfaction or waiver of the condition specified below. The redemption price for the 2018 Notes will be equal to the 100% of the principal amount of the 2018 Notes, plus the Applicable Premium as of the redemption date, plus accrued and unpaid interest to the redemption date. The Applicable Premium is calculated as the greater of (x) 1.0% of the then outstanding principal amount of the 2018 Notes; or (y) the excess of: (1) the present value at the redemption date of the sum of the redemption price of the 2018 Notes at June 15, 2014, which is 103.375% of the principal amount of the 2018 Notes, plus all required interest payments due on the 2018 Notes through June 15, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate (as defined in the Indenture governing the 2018 Notes) as of the redemption date, plus 50 basis points; over (2) the principal amount of the 2018 Notes. The notice of redemption is conditioned upon the completion of one or more financing transactions generating net proceeds of at least $800 million.

This press release is for information purposes only and is not an offer to buy, the solicitation or an offer to sell or a solicitation of consents with respect to, any of the 2018 Notes.

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 65 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium and Greece, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, IMS providing medical review services, and Explore providing data and analytics to United States property and casualty insurers.

The above information includes “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about the conditional redemption of the 2018 Notes. Such statements only reflect Solera’s and Audatex’s best assessment at this time and are indicated by words or phrases such as “plans,” “intends,” “will,” or similar words or phases. These statements are based on Solera’s and Audatex’s current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent to transactions of this nature, including, without limitation, risks and uncertainties related to the capital markets generally. Solera and Audatex are under no obligation to (and specifically disclaim any such obligation to) update or alter these forward-looking statements whether as a result of new information, future events or otherwise.